UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

FIrST FOUNDATION Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Allison Ball
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the 2023 annual meeting of stockholders of First Foundation, Inc., a Delaware corporation (the “Company”).

Item 1: On February 28, 2023, J. Abbott R. Cooper, Managing Member of Driver Management, was quoted in the following article by Orange County Business Journal:

First Foundation Faces Proxy Battle

BY PETER J. BRENNAN

FEBRUARY 28, 2023

First Foundation Inc. (Nasdaq: FFWM) hasn’t gotten the Texas welcome it expected when it officially moved its headquarters from Irvine to Dallas in 2021.

In the past four months, the bank has lost its president, chief financial officer and chief operating officer. Since it’s moved to the Lone Star State, the shares are down about a third; the company now sports an $850 million market cap.

Now it’s facing a proxy battle from Driver Management LLC, a New York-based hedge fund with a history of shaking up regional banks.

“This company has a very big problem,” Driver Principal Abbott Cooper told the Business Journal. “It looks like a train wreck. There’s no quick fix here. They’re in Hail Mary territory.”

The bank still has a formidable presence in Orange County, ranking No. 7 on the Business Journal’s annual list of the largest banks operating here; its OC deposits grew 11% to $6.08billion for the 12-month period ended June 30 (see story, page 26). It continues to lease over 72,000 square feet of space at its former headquarters space at the Lakeshore office campus in Irvine, giving it one of the larger office presences of a bank in OC.

Dallas Move

First Foundation, which began in 1990 as a wealth manager and started its bank in 2007, promoted Scott Kavanaugh to chief executive in 2009. He grew it to the third-largest bank headquartered in Orange County with more than $7 billion in assets. The company also has wealth management unit that currently has $5 billion in assets under management.

Two years ago, the company decided to move its headquarters to Dallas to expand into the Texas market. Kavanaugh was the only executive who initially relocated.

“I’ll go out and get the office set up,” Kavanaugh told the Business Journal at that time. “Anyone who wants to consider the move can do so. The bulk of our employees are still housed here.”

Activist Cooper declined to reveal the dollar amount in assets that his firm manages, saying “our fund is small but big enough to make a difference.”

Cooper specializes in equity investments in regional banks, saying he’s been involved in nine proxy battles in the last five years, winning such fights like Codorus Valley Bancorp Inc. (Nasdaq: CVLY) and Republic First Bancorp Inc. (Nasdaq: FRBK).

Last October, he noticed that First Foundation’s loans to deposit ratios “jumped a ton” in the third quarter, going from 98.8% to 108.4% from the prior quarter. That ratio declined to103.5% in the fourth quarter.

When a bank issues more loans than its deposits, it may borrow from other lenders or the Federal Reserve, which can increase its costs.

Cooper also found that almost half of the bank’s loan portfolio was for apartment complexes. Cooper said First Foundation hasn’t disclosed how much of its multifamily sector has fixed-rate loans, which can squeeze a bank’s profits in a rising interest rate environment.

“Their liquidity position was going the wrong way,” Cooper said. “It became pretty clear that they have taken some oversized risks.”

Exec Turmoil

After the recent third-quarter results, First Foundation President David DePillo resigned in November and his interim replacement, Chief Financial Officer Kevin Thompson, left later that same month. In December, Lindsay Lawrence resigned as chief operating officer.

Christopher Naghibi, who has served as chief credit officer at the bank since 2014, was named Chief Operating Officer of the bank in December. Additionally, Hugo Nuño, who has served as chief risk officer since 2012, was named chief banking officer, a newly created position.

“There is tremendous management turmoil,” Cooper said. “That says to me something is not right with the management team.”

First Foundation has issued its own press release rejecting Cooper’s bid.

“Driver is running what we view as an opportunistic campaign while First Foundation is in the midst of a management transition and internal reorganization to optimize our workforce, identify the right talent for critical positions and realign First Foundation to best execute on behalf of our clients and stockholders,” the company said.

Hellish Podcasts

Driver Management, which owns 327,000 shares, or less than 1% of First Foundation, wanted to name two directors to the 10-member board: Allison Ball, an investment partner at Hanover Technology Investment Management, and Lila Flores, a U.S. commercial leader for Palantir Technologies Inc.

Ball and Flores have a podcast called “Hell or High Ranch Water,” which describes itself as “two badass babes and hilarious best friends” discussing “wild successes to total dumpster fires.”

“I didn’t know about the podcast” before soliciting the pair, Cooper said. “I’m on the lookout for good director nominees.”

Cooper said the podcasts aren’t controversial and said the pair have extensive business backgrounds, including at Goldman Sachs and Facebook.

Their local ties should help the bank find more customers in Texas; Cooper said he wants “homegrown” Texans with financial services experience added to the bank’s board and says First Foundation “needs Texas-based members with connections to high-net-worth individuals,” according to a January report in the Dallas Morning News.

In late breaking developments last week, First Foundation rejected Cooper’s nominees because of a failure “to provide a completed written questionnaire.” While rejecting that claim, Cooper revealed that Flores decided to pull her name from consideration. Cooper accused the company of “ongoing harassment” of Flores’ husband, Chad Flores, who was the lawyer who incorporated the podcast as a business.

Cooper isn’t interested in taking over the entire board. Rather, he wants to see changes such as a strategic review that might entail a spinoff of the wealth management unit.

The two sides have exchanged customary proxy accusations.

“Driver has shown no interest in constructive engagement with the company and appears to be focused only on publicly disseminating misinformation and defamatory attacks to help promote its social media profile, gain notoriety in the media, and advance its other investment objectives,” First Foundation said in a Feb. 3 statement.

Item 2: On March 3, 2023, Mr. Cooper was quoted in the following article by American Banker:

First Foundation row with Abbott Cooper moves closer to court

By John Reosti

March 03, 2023, 6:13 p.m. EST

Activist investor Abbott Cooper's campaign to elect two allies to seats on Dallas-based First Foundation Inc.'s board of directors recently hit a snag when one of his candidates withdrew from consideration. Meanwhile, Cooper has hired an attorney to challenge First Foundation's decision invalidating the remaining candidate's nomination.

In a letter Wednesday to First Foundation's attorneys, Michael Swartz — Cooper's lawyer — wrote that all the deficiencies in the application questionnaire candidate Allison Ball submitted last month were either mooted by the withdrawal of Cooper's other candidate, Lila Flores, or addressed in subsequent communications to First Foundation.

"We urge the Board to reconsider its decision not to recognize Ms. Ball's nomination, but … in the event the Board does not do so, Driver will proceed to litigation," Swartz wrote. Cooper is the founder and managing member of Driver Management in New York.

The $13 billion-asset First Foundation, the holding company for First Foundation Bank, notified Cooper that it had rejected Ball's and Flores' nominations in a letter on Feb. 22. Both "failed to disclose material information," including that they are friends, host a weekly podcast together and founded a company to market the podcast, according to First Foundation.

"By omitting any disclosure about their close relationship from the nomination materials altogether, the purported nominees failed to include essential information required to complete the company questionnaire," Matthew Moran, First Foundation's attorney, wrote in the letter.

Podcast blues

In interviews, Cooper has blasted the deficiencies First Foundation identified in the questionnaires as being either overly technical or irrelevant. Cooper was especially critical of deficiencies involving Ball's and Flores' two-year-old podcast, "Hell or High Ranch Water," which he has said was unrelated to business and banking.

First Foundation's interest in "Hell or High Ranch Water" extended to the company Ball and Flores created to market the podcast. Flores' husband, Charles Flores, was listed as its registered agent, and First Foundation sent him several letters advising him to preserve documents related to the company, including one letter dispatched after Lila Flores withdrew her nomination.

In a Feb. 2 letter to Kelly Rentzel, First Foundation's executive vice president and general counsel, Cooper described the letters to Flores as "shameless" and "bush league." Swartz wrote in his letter Wednesday that First Foundation's letters amounted to a "harassment campaign" and "caused Ms. Flores to relent and withdraw her candidacy."

But Shannon Wherry, First Foundation's director of corporate communications, characterized the letters as routine legal inquiries, rather than harassment. The company continued sending them because it never received a response, Wherry said.

First Foundation's board asked to interview Ball and Flores, Wherry added. "They did feel it would be helpful," Wherry said. However, Cooper said a situation where First Foundation's board interviewed his candidates would only be appropriate if they were filling vacant seats, not contesting those held by the individuals who would be asking the questions. All 10 of First Foundation's directors are up for election in 2023.

"I am not sure what the point of the exercise is other than running a standard play out of the activist response handbook," Cooper wrote Feb. 2 in a letter to First Foundation CEO Scott Kavanaugh.

Funding woes

Cooper, who reported owning 327,000 First Foundation shares in a Feb. 17 preliminary proxy statement, claims First Foundation's board and management failed to prepare for the steep rise in interest rates over the past year that has resulted in a sharp increase in funding costs for the company.

"Serious problems with the business were allowed to develop … because they weren't paying attention," Cooper said in an interview.

In the 10-K annual report it filed on Tuesday, First Foundation noted its cost of interest-bearing deposits rose to 1.04% in 2022, compared with 0.33% in 2021. The average rate on borrowings experienced a similar increase, jumping from 0.75% in 2021 to 3.09% in 2022. First Foundation reported profits totaling $110.5 million, up slightly from 2021. At the same time, its net interest margin shrank by 24 basis points over the course of 2022, finishing the year at 2.91%.

In a Feb. 23 research note, Piper Sandler calculated First Foundation's overall deposit beta at 38%, significantly higher than the industry average of 21%. Deposit betas measure how much a bank's deposit rates rise in response to an increase in market interest rates.

Banks with strong core-deposit franchises typically have lower deposit betas. In First Foundation's case, Cooper has pointed to its high concentration of multifamily loans, which amounted to slightly less than half of the company's $10.7 billion-asset loan portfolio on Dec 31. Multifamily loans don't produce the same level of core deposits as commercial credits, which helps explain First Foundation's funding difficulties, according to Cooper.

At the bottom line, rising funding costs have eaten away at First Foundation's profitability, a trend likely to continue until interest rates stabilize or start to decline, Cooper said.

Cooper has emerged as a frequent critic of community bank management teams he deems underperforming. Indeed, over the past three years, Cooper has launched proxy campaigns against First United Corp. in Oakland, Maryland, Republic First Bancorp in Philadelphia and Codorus Valley Bancorp in York, Pennsylvania.

In January, Cooper launched a proxy contest seeking three seats on the board of the $1.4 billion-asset AmeriServ Financial in Johnstown, Pennsylvania.

But Cooper said he had hoped to avoid a knock-down, drag-out proxy contest at First Foundation. Unlike some of his other contests, Cooper has not called for First Foundation's sale, instead, for the establishment of a board-level committee to evaluate risk and what he described as a "thorough strategic review" of the company's business model.

Moreover, Cooper added he hoped initially that First Foundation, which moved its headquarters to Dallas in 2021 and expressed interest in expanding its Texas footprint, might actually embrace his two board candidates, since Ball and Flores were both Texas residents with "incredible connections and stellar resumes."

"I thought I was doing them a favor," Cooper said.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2023 annual meeting of stockholders of First Foundation Inc., a Delaware corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, and Allison Ball.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 327,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 106,000 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity and investment manager to certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 106,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 221,000 shares of Common Stock held in the SMAs. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the (i) 106,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 221,000 shares of Common Stock held in the SMAs. As of the date hereof, Ms. Ball does not own beneficially or of record any securities of the Company.